EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 x-261	(310) 208-2550

CERADYNE, INC. RECEIVES APPROXIMATELY $17.8 MILLION CERAMIC BODY ARMOR ORDER
For U.S. Air Force

Costa Mesa, Calif.—October 31, 2005—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received an order totaling approximately $17.8 million for its lightweight ceramic armor systems for use by the U.S. Air Force. Shipments are expected to commence in January 2006 and be completed by September 2006.

The order was placed by the Defense Supply Center, Philadelphia (DSCP), which is part of the Defense Logistics Agency.

Joel Moskowitz, Ceradyne chief executive officer, commented: “Ceradyne has been working with DSCP for over 5 years and we are very pleased that this additional order was placed with us by that procurement agency. We anticipate that there will be continuing orders for this type of lightweight ceramic armor system products.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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